Business and Financial Editors: For Immediate Release

THE BANK HOLDINGS AND NNB HOLDINGS, INC.

SHAREHOLDERS APPROVE MERGER

Reno, NV, October 5, 2006 – The Bank Holdings (NASDAQ: TBHS) and NNB Holdings, Inc. today announced their respective shareholders have approved the merger of NNB Holdings, Inc. with and into The Bank Holdings at their respective shareholder meetings held yesterday. The transaction is subject to regulatory approvals and is expected to close in November 2006.

Subject to receipt of regulatory approvals, The Bank Holdings will pay $11 million in cash and issue 1,388,889 shares of common stock having a value as of October 2, 2006 of approximately $26.2 million, for a total consideration of approximately $37.2 million. After adjusting for severance payments, the transaction value per share to NNB Holdings, Inc. shareholders would be approximately $35.59.

Hal Giomi, The Bank Holdings’ Chief Executive Officer, stated, “The acquisition of Northern Nevada provides an opportunity for us to strengthen our team and expand our presence in a great growth market to benefit customers and shareholders of both companies. Northern Nevada is a very profitable, high growth institution, and we expect this transaction to be accretive to earnings immediately.”

Assuming the transaction was closed at June 30, 2006, the combined company would have had approximately $560 million in assets and $416 million in deposits and seven branches in Northern Nevada and Northern California. In conjunction with the acquisition, The Bank Holdings raised over $11 million from the sale of common stock to accredited investors in a private placement.

The Bank Holdings was advised in the transaction by D.A. Davidson & Co. with Gary Steven Findley & Associates acting as legal counsel. Northern Nevada was advised in the transaction by Hovde Financial, Inc., with Graham & Dunn, PC acting as legal counsel.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank. Nevada Security Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million. Nevada Security Bank currently has contributed capital of approximately $30 million and operates five branches; four in northern Nevada and one in Roseville, California, which is separately branded as Silverado Bank. An FDIC approved branch office in the vicinity of Rancho Cordova, California is scheduled to open during the fourth quarter of 2006. The President of Nevada Security Bank, David A. Funk, is a long-time banker and resident of the Reno area. The Bank reported total assets of $393 million, total loans of $280 million, and total deposits of $336 million at June 30, 2006. The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer. The company also operates two subsidiary qualified exchange intermediary companies, Rocky Mountain Exchange, of Bozeman, Montana, and Granite Exchange, of Roseville, California. These companies were acquired during March, 2006 and perform tax — deferred property exchanges under Internal Revenue Code Section 1031. The Company reported total assets of $419 million at June 30, 2006.

About NNB Holdings, Inc.

Headquartered in Reno, Nevada, NNB Holdings, Inc. is a bank holding company for Northern Nevada Bank with two branches in Reno and Carson City. At June 30, 2006, NNB Holdings, Inc. had total assets of approximately $150 million and shareholders’ equity of $12 million.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and The Bank Holdings and NNB Holdings, Inc. intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe the companies’ expectations regarding future events and developments, including that all conditions required to close the merger will be met. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition, discussions about risks and uncertainties are set forth from time to time in the companies’ publicly available Securities and Exchange Commission filings. The companies undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

The forgoing may be deemed to be offering materials of The Bank Holdings and NNB Holdings, Inc. in connection with The Bank Holdings’ proposed acquisition of NNB Holdings, Inc., on the terms and subject to the conditions in the definitive agreement between The Bank Holdings and NNB Holdings, Inc. Shareholders of NNB Holdings, Inc. and other investors are urged to read the joint proxy statement/prospectus that was included in the registration statement on Form S-4, which The Bank Holdings has filed with the SEC in connection with the proposed merger, because it contains important information about The Bank Holdings, NNB Holdings, Inc., the merger and related matters.  The joint proxy statement/prospectus is for free on the SEC web site (http://www.sec.gov).

In addition to the registration statement and joint proxy statement/prospectus, The Bank Holdings files annual, quarterly and special reports, proxy statement and other information with the SEC.

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For additional information, please contact:

The Bank Holdings

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings, or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P.O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, NV

Phone: 775-853-8600

Fax: 775-853-2056

NNB Holdings, Inc.

Robert Hemsath, Chief Executive Officer, or

Ty Nebe, President

Northern Nevada Bank, or www.northernnevadabank.com

Mailing Address: P.O. Box 20607 (89515)

Physical Address: 3490 S. Virginia St. (89502)

Reno, NV

Phone: 775-689-6555

Fax: 775-689-6554